Exhibit 99.1

Contact:	Amy Agallar
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2023

MILWAUKEE— April 28, 2023 — Sensient Technologies Corporation (NYSE: SXT) reported consolidated revenue of $369.0 million in this year’s first quarter compared to $355.5 million in last year’s first quarter. Reported operating income in the first quarter of 2023 was $50.8 million compared to $52.8 million in the first quarter of 2022. Reported diluted earnings per share was 80 cents in the first quarter of 2023 compared to 88 cents in the first quarter of 2022. Foreign currency translation decreased revenue by approximately 1% and earnings per share by approximately 2% in the current quarter.

               BUSINESS REVIEW
Reported
Revenue	Quarter
Flavors & Extracts	-2.1%
Color	8.6%
Asia Pacific	9.9%
Total Revenue	3.8%

Local Currency (1) Quarter
Revenue
Flavors & Extracts	-1.3%
Color	10.0%
Asia Pacific	14.6%
Total Revenue	5.2%

(1) Local currency percentage changes are described in more detail in the "Reconciliation of Non-GAAP Amounts" at the end of this release.

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended March 31, 2023
April 28, 2023
The Flavors & Extracts Group reported first quarter revenue of $178.9 million compared to $182.7 million in last year’s first quarter, a decrease of 2.1%. Local currency revenue decreased 1.3% in the quarter. The Group’s revenue was negatively impacted by lower volumes, primarily due to customer destocking in certain product lines, partially offset by favorable pricing. Segment operating income was $22.2 million in the current quarter compared to $27.6 million reported in the comparable period last year, a decrease of 19.6%. Local currency operating income decreased 19.5% in the quarter. The lower operating income was primarily due to the lower volumes and higher input costs, partially offset by favorable pricing. Foreign currency translation decreased segment revenue by approximately 1% and was not material to segment operating income in the quarter.

The Color Group reported revenue of $161.2 million in the quarter compared to $148.4 million in last year’s first quarter, an increase of 8.6%. Local currency revenue increased 10.0% in the quarter. The Group benefited from higher pricing and higher volumes in the food and pharmaceutical product line, offset by lower volumes in the personal care product line, primarily due to customer destocking. Segment operating income was $31.9 million in the quarter compared to $30.7 million in last year’s comparable period, an increase of 4.0%. Local currency operating income increased 6.3% compared to the prior year’s first quarter. The higher operating income is primarily a result of the favorable pricing, partially offset by higher input costs. Foreign currency translation decreased segment revenue by approximately 1% and segment operating income by approximately 2% in the quarter.

The Asia Pacific Group reported revenue of $40.1 million in the quarter compared to $36.5 million in last year’s first quarter, an increase of 9.9%. Local currency revenue increased 14.6% in the quarter, primarily as a result of higher volumes and higher pricing. Segment operating income was $9.2 million in the quarter compared to $8.2 million in last year’s first quarter, an increase of 12.6%. Local currency operating income increased 18.0% in the quarter, primarily as a result of the higher volumes and pricing, partially offset by higher input costs. Foreign currency translation decreased segment revenue and operating income by approximately 5% in the quarter.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended March 31, 2023
April 28, 2023
Corporate & Other reported an operating loss of $12.5 million in the current quarter compared to $13.7 million in last year’s first quarter, a decrease of 8.7%, primarily due to lower performance-based compensation.

2023 OUTLOOK

Sensient is reconfirming its expectation for the 2023 full year GAAP diluted earnings per share to be flat to low-single digit growth compared to our 2022 reported GAAP diluted earnings per share of $3.34.

The Company continues to expect 2023 revenue to grow at a mid-single digit rate on a local currency basis compared to the Company’s 2022 revenue. The Company continues to expect 2023 diluted earnings per share to be flat to low-single digit growth on a local currency basis compared to the Company’s 2022 adjusted diluted earnings per share(2) of $3.29. The Company continues to expect 2023 adjusted EBITDA(2) to grow at a mid-to-high single digit rate on a local currency basis compared to the Company’s 2022 adjusted EBITDA(2).

The Company expects its 2023 diluted earnings per share to be impacted by higher interest rates and a higher tax rate.  Based on current exchange rates, the Company expects foreign exchange rates to be modestly favorable for the full year.

The Company’s guidance is based on current conditions and economic and market trends in the markets in which the Company operates and is subject to various risks and uncertainties as described below.  We do not anticipate any divestiture related costs, operational improvement plan costs, or results of divested business in 2023 at this time.

(2)	See “Reconciliation of Non-GAAP Amounts” at the end of this release for more information.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended March 31, 2023
April 28, 2023
USE OF NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures eliminate the impact of certain items, which, depending on the measure, include: currency movements, depreciation and amortization, divestiture and other related costs and income, and non-cash share-based compensation. These measures are provided to enhance the overall understanding of the Company’s performance when viewed together with the GAAP results. Refer to “Reconciliation of Non-GAAP Amounts” at the end of this release.

CONFERENCE CALL

The Company will host a conference call to discuss its 2023 first quarter financial results at 8:30 a.m. CDT on Friday, April 28, 2023. To participate in the conference call, contact Chorus Call Inc. at (844) 492-3726 or (412) 317-1078, and ask to join the Sensient Technologies Corporation conference call. Alternatively, the call can be accessed by using the webcast link that is available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay of the call will be available one hour after the end of the conference call through May 5, 2023, by calling (877) 344-7529 and referring to conference identification number 5575502. An audio replay and written transcript of the call will also be posted on the Investor Information section of the Company’s web site at www.sensient.com on or after May 2, 2023.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended March 31, 2023
April 28, 2023
This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws including under “2023 Outlook” above. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the Company’s ability to manage economic and capital market conditions and the impact of recessions and economic downturns; the impact of macroeconomic and geopolitical volatility, including inflation and shortages impacting the availability and cost of raw materials, energy, and other supplies; the availability and cost of labor, logistics, and transportation; the impact and uncertainty created by the COVID-19 pandemic and efforts to manage it on the global economy, including, but not limited to, its effects on our employees, facilities, customers, and suppliers, governmental regulations and restrictions, and general economic conditions; the uncertain impacts of the ongoing conflict between Russia and Ukraine on our supply chain, input costs, including energy and transportation, and on general economic conditions; the pace and nature of new product introductions by the Company and the Company’s customers; the Company’s ability to anticipate and respond to changing consumer preferences and changing technologies; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts, acquisition and divestiture activities, and operational improvement plan; industry, regulatory, legal, and economic factors related to the Company’s domestic and international business; the effects of tariffs, trade barriers, and disputes; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors; currency exchange rate fluctuations; and other factors included in “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents that the Company files with the SEC. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors, and other specialty ingredients.  Sensient uses advanced technologies and robust global supply chain capabilities to develop specialized solutions for food and beverages, as well as products that serve the pharmaceutical, nutraceutical, and personal care industries. Sensient’s customers range in size from small entrepreneurial businesses to major international manufacturers representing some of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient.com

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)
(Unaudited)

Consolidated Statements of Earnings	Three Months Ended March 31,
	2023	2022	% Change

Revenue	$369,006	$355,521	3.8%

Cost of products sold	244,343	230,675	5.9%
Selling and administrative expenses	73,825	72,057	2.5%

Operating income	50,838	52,789	(3.7%)
Interest expense	6,002	2,993

Earnings before income taxes	44,836	49,796
Income taxes	11,185	12,725

Net earnings	$33,651	$37,071	(9.2%)

Earnings per share of common stock:
Basic	$0.80	$0.89
Diluted	$0.80	$0.88

Average common shares outstanding:
Basic	41,970	41,865
Diluted	42,255	42,148

Results by Segment	Three Months Ended March 31,
	2023	2022	% Change
Revenue

Flavors & Extracts	$178,852	$182,727	(2.1%)
Color	161,161	148,438	8.6%
Asia Pacific	40,085	36,465	9.9%
Intersegment elimination	(11,092)	(12,109)

Consolidated	$369,006	$355,521	3.8%

Operating Income

Flavors & Extracts	$22,180	$27,579	(19.6%)
Color	31,885	30,657	4.0%
Asia Pacific	9,241	8,204	12.6%
Corporate & Other	(12,468)	(13,651)

Consolidated	$50,838	$52,789	(3.7%)

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Sensient Technologies Corporation	Page 7
(In thousands)
(Unaudited)

Consolidated Condensed Balance Sheets	March 31, 2023	December 31, 2022

Cash and cash equivalents	$24,017	$20,921
Trade accounts receivable	312,530	302,109
Inventories	573,706	564,110
Prepaid expenses and other current assets	49,639	47,640
Total Current Assets	959,892	934,780

Goodwill & intangible assets (net)	437,871	434,315
Property, plant, and equipment (net)	493,779	483,193
Other assets	131,185	129,326

Total Assets	$2,022,727	$1,981,614

Trade accounts payable	$121,290	$142,365
Short-term borrowings	24,849	20,373
Other current liabilities	88,512	109,415
Total Current Liabilities	234,651	272,153

Long-term debt	679,779	630,331
Accrued employee and retiree benefits	27,224	26,364
Other liabilities	52,852	53,168
Shareholders' Equity	1,028,221	999,598

Total Liabilities and Shareholders' Equity	$2,022,727	$1,981,614

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)
(Unaudited)

Consolidated Statements of Cash Flows
Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$33,651	$37,071
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	14,150	13,056
Share-based compensation expense	2,267	4,163
Net loss (gain) on assets	8	(48)
Deferred income taxes	(2,351)	4,211
Changes in operating assets and liabilities:
Trade accounts receivable	(7,142)	(20,841)
Inventories	(4,374)	(11,901)
Prepaid expenses and other assets	(2,062)	(11,111)
Trade accounts payable and other accrued expenses	(19,251)	(10,267)
Accrued salaries, wages, and withholdings	(21,187)	(12,425)
Income taxes	2,548	7,063
Other liabilities	698	137

Net cash used in operating activities	(3,045)	(892)

Cash flows from investing activities:
Acquisition of property, plant, and equipment	(22,278)	(12,736)
Proceeds from sale of assets	1	89
Other investing activities	(602)	434

Net cash used in investing activities	(22,879)	(12,213)

Cash flows from financing activities:
Proceeds from additional borrowings	50,827	40,099
Debt payments	(1,351)	(6,275)
Dividends paid	(17,255)	(17,211)
Other financing activities	(7,669)	(1,679)

Net cash provided by financing activities	24,552	14,934

Effect of exchange rate changes on cash and cash equivalents	4,468	4,606

Net increase in cash and cash equivalents	3,096	6,435
Cash and cash equivalents at beginning of period	20,921	25,740
Cash and cash equivalents at end of period	$24,017	$32,175

Supplemental Information
Three Months Ended March 31,	2023	2022

Dividends paid per share	$0.41	$0.41

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Sensient Technologies Corporation	Page 9
(In thousands, except percentages)
(Unaudited)

Reconciliation of Non-GAAP Amounts

The following table summarizes the percentage change in the 2023 results compared to the 2022 results for the corresponding periods.

	Three Months Ended March 31,
Revenue	Total	Foreign Exchange Rates	Local Currency
Flavors & Extracts	(2.1%)	(0.8%)	(1.3%)
Color	8.6%	(1.4%)	10.0%
Asia Pacific	9.9%	(4.7%)	14.6%
Total Revenue	3.8%	(1.4%)	5.2%

Operating Income
Flavors & Extracts	(19.6%)	(0.1%)	(19.5%)
Color	4.0%	(2.3%)	6.3%
Asia Pacific	12.6%	(5.4%)	18.0%
Corporate & Other	(8.7%)	(0.1%)	(8.6%)
Total Operating Income	(3.7%)	(2.2%)	(1.5%)
Diluted Earnings Per Share	(9.1%)	(2.3%)	(6.8%)
Adjusted EBITDA	(3.9%)	(1.9%)	(2.0%)

The following table summarizes the reconciliations between Operating Income (GAAP) and Adjusted EBITDA for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
	2023	2022	% Change
Operating income (GAAP)	$50,838	$52,789	(3.7%)
Depreciation and amortization	14,150	13,056
Share-based compensation expense	2,267	4,163
Adjusted EBITDA	$67,255	$70,008	(3.9%)

The following table summarizes the reconciliation between Debt (GAAP) and Net Debt, and Operating Income (GAAP) and Credit Adjusted EBITDA for the trailing twelve months ended March 31, 2023 and 2022.

	March 31,
Debt	2023		2022
Short-term borrowings	$24,849		$7,475
Long-term debt	679,779		530,005
Credit Agreement adjustments(1)	(11,525)		(18,590)
Net Debt	$693,103		$518,890

Operating income (GAAP)	$194,800		$175,920
Depreciation and amortization	53,561		52,308
Share-based compensation expense	14,242		11,623
Other non-operating (gains) losses(2)	(3,359)		8,544
Credit Adjusted EBITDA	$259,244		$248,395

Net Debt to Credit Adjusted EBITDA	2.7	x	2.1	x

(1) Adjustments include cash and cash equivalents, as described in the Company's Third Amended and Restated Credit Agreement (Credit Agreement), and certain letters of credit and hedge contracts.
(2) Adjustments consist of certain financing transaction costs, certain non-financing interest items, and gains and losses related to certain non-cash, non-operating, and/or non-recurring items as described in the Credit Agreement.

The following table summarizes the reconciliation between Diluted Earnings Per Share (GAAP) and Adjusted Diluted Earnings Per Share for the twelve months ended December 31, 2022.

Twelve Months Ended December 31,
2022
Diluted earnings per share (GAAP)	$3.34
Divestiture & other related income, net of tax	(0.04)
Adjusted diluted earnings per share	$3.29

Note: Earnings per share calculations may not foot due to rounding differences.

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies. With respect to Net Debt to Credit Adjusted EBITDA, this represents our leverage ratio as calculated for purposes of compliance with covenants under our Credit Agreement.  In addition to use for these purposes, management utilizes this measure to assess leverage trends and may from time to time disclose it to investors to be used for these purposes.